Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made the 31st day of May 2005, between JERSEY SHORE STATE BANK (“JSSB”), a Pennsylvania banking institution and wholly owned subsidiary of PENNS WOODS BANCORP, INC. (“Penns Woods”), and THOMAS A. DONOFRIO, an adult individual (“Executive”).

WITNESSETH:

WHEREAS, JSSB desires to employ Executive as an Executive Vice President also serving as Chief Administrative Officer of JSSB on the terms and conditions set forth herein; and

WHEREAS, Executive is willing to accept employment with Penns Woods and JSSB on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                       Employment.  JSSB hereby employs Executive, and Executive hereby accepts employment with JSSB, on the terms and conditions set forth in this Agreement.

2.                                       Titles and Duties of Executive.  Executive shall perform and discharge well and faithfully such management and administrative duties as an executive officer of JSSB as may be assigned to him from time to time by the President and Chief Executive Officer of JSSB and which are consistent with his positions set forth in the following sentence.  Executive shall be employed as an Executive Vice President and the Chief Administrative Officer of JSSB.  Executive shall report directly to the President and Chief Executive Officer of JSSB.  The finance/accounting and operations areas of JSSB shall report directly to Executive.  Executive shall devote his full time, attention and energies to the business of JSSB during the Employment Period (as defined in Section 3); provided, however, that this section shall not be construed as preventing Executive from (a) investing his personal assets in enterprises that do not compete with Penns Woods, JSSB or any of their majority-owned subsidiaries (except as an investor owning less than 5% of the stock of a publicly-owned company), or (b) being involved in any civic, community or other activities with the prior approval of the President and Chief Executive Officer of JSSB.

3.                                       Term of Agreement.

(a)                                  This Agreement shall be for a period (the “Employment Period”) commencing on the date of this Agreement and ending on May 31, 2008; provided, however, that, commencing on June 1, 2008 and on June 1 of each succeeding year (each an “Annual Renewal Date”), the Employment Period shall be automatically extended for one (1) additional year from the applicable Annual Renewal Date, unless JSSB or Executive shall give written notice of nonrenewal to the other party at least sixty (60) days prior to an Annual Renewal Date, in which event this Agreement shall terminate at the end of the then existing Employment Period.  Neither the expiration of the Employment Period, nor the termination of this Agreement, shall affect the enforceability of the provisions of Sections 8, 9 and 10.

(b)                                 Notwithstanding the provisions of Section 3(a), this Agreement shall terminate automatically for Cause (as defined below) upon fifteen (15) days’ prior written notice (setting forth the section relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination for Cause) from the Board of Directors of JSSB to Executive, unless such Cause has been cured within such fifteen (15) day period (if capable of being cured).  As used in this Agreement, “Cause” shall mean any of the following:

(i)                                     Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, a crime of falsehood, or a crime involving moral turpitude, or the actual incarceration of Executive for a period of at least thirty (30) days;

(ii)                                  Executive’s failure to follow the good faith lawful instructions of the President and Chief Executive Officer of JSSB, following his receipt of written notice of such instructions;

(iii)                               Executive’s intentional failure to substantially perform his duties to, or on behalf of, JSSB, other than a failure resulting from Executive’s incapacity because of disability;

(iv)                              Executive’s intentional violation of any law, rule or regulation (other than traffic violations or similar offenses), Executive’s intentional violation of any memorandum of understanding or cease and desist order of a federal or state banking agency applicable to JSSB, Executive’s intentional violation of any code of conduct or ethics applicable to officers or employees of JSSB, or Executive’s intentional violation of any material provision of this Agreement;

(v)                                 dishonesty on the part of the Executive in the performance of his duties or conduct on the part of the Executive which, in the reasonable judgment of the Board of Directors of JSSB, brings public discredit to JSSB;

(vi)                              Executive’s breach of fiduciary duty, in connection with his employment hereunder, which involves personal profit or which results in demonstrable material injury to JSSB; or

(vii)                           Executive’s removal or prohibition from being an institution-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act or by the Pennsylvania Department of Banking pursuant to state law.

If this Agreement is terminated for Cause, Executive’s rights under this Agreement shall cease as of the effective date of such termination.

(c)                                  Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than in accordance with Section 5), retirement at Executive’s election, or Executive’s death, and Executive’s rights under this Agreement shall cease as of the date of such voluntary termination, retirement at Executive’s election, or death; provided, however, that, if Executive dies after he delivers a Notice of Termination (as defined in Section 5(a)), the provisions of Section 18(b) shall apply.

(d)                                 Notwithstanding the provisions of Section 3(a), this Agreement shall terminate automatically upon Executive’s disability and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that, if Executive becomes disabled after Executive delivers a Notice of Termination, Executive shall be entitled to receive all of the compensation and benefits provided for in, and for the term set forth in, Section 6 of this Agreement.  For purposes of this Agreement, disability shall mean Executive’s incapacitation by accident, sickness, or otherwise which renders Executive mentally or physically incapable of performing the services required hereunder of Executive for a period of six (6) consecutive months.

(e)                                  Executive agrees that, in the event his employment under this Agreement terminates for any reason, Executive shall concurrently resign as a director of Penns Woods, JSSB and any affiliate of either, if he is then serving as a director of any of such entities.

4.                                       Employment Period Compensation.

(a)                                  Salary.  During the Employment Period, Executive shall be paid a base salary at the rate of One Hundred Sixty Eight Thousand Dollars ($168,000.00) per year, payable bi-weekly at such times as salaries are paid to other executive officers of JSSB.  The board of directors of JSSB shall review Executive’s base salary annually and may, from time to time, in its discretion increase Executive’s base salary.  Any and all such increases in base salary shall be deemed to constitute amendments to this subsection to reflect the increased amounts, effective as of the dates established for such increases by appropriate corporate action.

(b)                                 Discretionary Bonus.  During the Employment Period, Executive shall be entitled to participate in an equitable manner with other senior management employees of JSSB in such annual or other periodic bonus programs (if any) as may be maintained from time to time by JSSB for its executive officers.

(c)                                  Vacation and Sick Leave.  During the Employment Period, Executive shall be entitled to such paid vacation as may be determined in accordance with the personnel policies of JSSB from time to time in effect, but in no event less than four (4) weeks per annum.  During the Employment Period, Executive shall be entitled to an annual sick leave benefit as may be established by the Board of Directors of JSSB for senior management members of JSSB, which shall not exceed forty (40) hours per year.  Executive shall not be entitled to receive any additional compensation from JSSB for failure to take all of his entitled vacation or sick leave time, nor shall Executive be able to accumulate unused vacation or sick leave time from one year to the next.

(d)                                 Employee Benefit Plans.  During the Employment Period, Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, welfare benefit plan or similar employee benefit plans or arrangements (including stock option plans, short- or long-term disability plans, life insurance programs, and health insurance) made available from time to time to employees of JSSB in accordance with the provisions of such plans.  The base salary and any bonus payable to Executive under Section 4 shall be considered covered compensation for purposes of such plans to the maximum extent permitted by the terms of such plans.  Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the amounts payable to Executive pursuant to Section 4(a) hereof.

(e)                                  Expense Reimbursement; Continuing Education.  JSSB shall promptly reimburse Executive, upon submission of appropriate documentation, for reasonable business expenses, including travel and reasonable entertainment expenses, incurred by Executive in accordance with the expense reimbursement policies of JSSB in effect from time to time.  In addition, subject to pre-approval by the President and Chief Executive Officer of JSSB, JSSB shall pay Executive’s cost of travel and lodging relating to Executive’s attendance at no more than two (2) national conferences per year (with total annual attendance days not to exceed 10 days in the aggregate).

5.                                       Termination of Employment Following Change in Control.

(a)                                  If a Change in Control (as defined in Section 5(b)) shall occur and if thereafter, at any time during the Employment Period, there shall be:

(i)                                     any involuntary termination of Executive’s employment (other than for the reasons set forth in Section 3(b) or 3(d) or by reason of death prior to Executive’s giving a Notice of Termination);

(ii)                                  a change, without Executive’s prior written consent, in any significant respect in Executive’s authority, duties or other terms or conditions of employment as the same exist on the date of the Change in Control;

(iii)                               any reassignment of Executive to a location greater than [50] miles from the location of his office on the date of the Change in Control;

(iv)                              any failure to pay Executive any amounts due and owing to him under Section 4 of this Agreement;

(v)                                 any failure to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of Penns Woods’ or JSSB’s retirement or pension, life insurance, medical, health and accident, disability or other employee plans in which Executive participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control, except for any reductions in benefits or other actions resulting from changes to or reductions in benefits applicable to employees generally;

(vi)                              any requirement that Executive travel in the performance of his duties on behalf of Penns Woods or JSSB for a significantly greater period of time during any year than was required of Executive during the year preceding the year in which the Change in Control occurred; or

(vii)                           any other material breach of this Agreement;

then, at the option of Executive, exercisable by Executive within one hundred twenty (120) days of the occurrence of any of the foregoing events, Executive may resign from employment with JSSB (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to JSSB, and the provisions of Section 6 shall apply.

(b)                                 As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i)                                     (A) a merger, consolidation, or division involving Penns Woods or JSSB, (B) a sale, exchange, transfer, or other disposition of substantially all of the assets of Penns Woods or JSSB, or (C) a purchase by Penns Woods or JSSB of substantially all of the assets of another entity, unless (x) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by 66-2/3% or more of the members of the Board of Directors of Penns Woods who are not interested in the transaction and (y) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of Penns Woods or JSSB;

(ii)                                                                                  a “person” or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of common stock of Penns Woods;

(iii)                               at any time during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Penns Woods cease to constitute a majority of such Board (unless the election or nomination of each new director was approved by a vote of at least 51% of the directors who were directors at the beginning of such period); or

(iv)                              any other change in control similar in effect to any of the foregoing and designated as a change in control by the Board of Directors of Penns Woods or JSSB.

6.                                       Rights in Event of Termination of Employment Following a Change in Control.

(a)                                  In the event that Executive delivers a Notice of Termination, Executive shall be entitled to receive a lump-sum cash payment, no later than thirty (30) days following the date of such termination, in an amount equal to two (2.0) times Executive’s “base amount” (as determined pursuant to Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)).

(b)                                 Notwithstanding anything in this section or elsewhere in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Executive, when added to all other amounts and benefits payable to or on behalf of Executive, would result in the loss of a deduction under Section 280G, or the imposition of an excise tax under Section 4999, of the Internal Revenue Code of 1986, as amended, the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such loss of deduction or imposition of excise tax.  Executive shall have the right, within thirty (30) days of receipt of written notice from JSSB, to specify which amounts and benefits shall be reduced to satisfy the requirements of this subsection.  All calculations required to be made under this subsection will be made by Penns Woods’ independent public accountants, subject to the right of Executive’s professional advisors to review the same.  The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(c)                                  The amounts payable pursuant to this Section 6 shall constitute Executive’s sole and exclusive remedy in the event of Executive’s delivery of a Notice of Termination.

7.                                       Rights in Event of Termination of Employment Absent a Change in Control.

(a)                                  In the event that Executive’s employment is involuntarily terminated by JSSB (other than by reason of Section 3(d)) without Cause and no Change in Control shall have occurred at the date of such termination, JSSB shall continue to pay Executive’s then base salary under Section 4(a) for the number of full months remaining in the Employment Period as of the date of termination of employment.  A final pro rated payment shall be made for any fraction of a month remaining in the Employment Period as of the date of his termination of employment.

(b)                                 In addition, in the event that Executive’s employment is involuntarily terminated by JSSB (other than by reason of Section 3(d)) without Cause and no change in Control shall have occurred at the date of such termination, for a period of two (2) years following Executive’s termination, Executive shall be provided, at no charge, with a continuation of health and medical benefits no less favorable than the health and medical benefits in effect on the date of termination of the Executive’s employment.  To the extent such benefits cannot be provided under a plan because the Employee is no longer an employee of JSSB, a dollar amount equal to the after-tax cost (estimated in good faith by JSSB) of obtaining such benefits, or substantially similar benefits, shall be paid to the Employee periodically, as appropriate.

(c)                                  The amounts payable pursuant to this Section 7 shall constitute Executive’s sole and exclusive remedy in the event of involuntary termination of Executive’s employment by JSSB (other than by reason of Section 3(d)) without Cause in the absence of a Change in Control.

(d)                                 Notwithstanding anything herein to the contrary, to the extent the provisions of Code Section 280G become applicable to payments or benefits to be provided under this Section 7, the provisions of Section 6(b) shall apply to such payments or benefits.

8.                                       Covenant Not to Compete.

(a)                                  Executive hereby acknowledges and recognizes the highly competitive nature of the business of Penns Woods and JSSB and accordingly agrees that, during and for the applicable period set forth in Section 8(c), Executive shall not:

(i)                                     be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly-owned company) or otherwise of any person, firm, corporation, or enterprise engaged, in the banking or financial services business in any county in the Commonwealth of Pennsylvania in which, at any time during the Employment Period or at the date of termination of the Executive’s employment, a branch, office or other facility of Penns Woods, JSSB or any of their respective majority-owned subsidiaries is located, or in any county contiguous to such a county, whether located inside or outside of the Commonwealth of Pennsylvania (the “Non-Competition Area”); or

(ii)                                  provide financial or other assistance to any person, firm, corporation, or enterprise engaged in the banking or financial services business in the Non-Competition Area.

(b)                                 It is expressly understood and agreed that, although Executive, Penns Woods and JSSB consider the restrictions contained in Section 8(a) reasonable for the purpose of preserving for Penns Woods and JSSB their goodwill and other proprietary rights, if a final judicial determination is made by a court or arbitrator having jurisdiction that the time or territory or any other restriction contained in Section 8(a) is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 8(a) shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)                                  The provisions of this Section 8 shall be applicable commencing on the date of this Agreement and ending on one of the following dates, as applicable:

(i)                                     if Executive voluntarily terminates his employment (other than in accordance with the provisions of Section 5 relating to termination following a Change in Control) or Executive’s employment is terminated for Cause in accordance with the provisions of Section 3(b), one (1) year following the effective date of termination of employment;

(ii)                                  if Executive voluntarily terminates his employment for any of the reasons set forth in Section 5(a)(i) or Executive is involuntarily terminated pursuant to the non-excluded provisions Section 5(a)(i), and Executive actually receives the payment set forth in Section 6(a), one (1) year following the effective date of termination of employment;

(iii)                               if Executive’s employment is involuntarily terminated in accordance with the provisions of Section 3(d) or 7, and Executive actually receives disability payments under a plan or program maintained by JSSB or the payments set forth in Section 7, one (1) year following the effective date of termination of employment;

(iv)                              if Executive’s employment terminates as a result of delivery of a notice of nonrenewal by JSSB in accordance with Section 3(a), the ending date of the then existing Employment Period; or

(v)                                 if Executive’s employment terminates as a result of delivery of a notice of nonrenewal by Executive in accordance with Section 3(a), one (1) year following the ending date of the then existing Employment Period.

9.                                       Unauthorized Disclosure.  During the Employment Period and at any time thereafter, Executive shall not, without the written consent of the Board of Directors of JSSB, or a person authorized thereby, knowingly disclose to any person, other than an employee of Penns Woods or JSSB, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties hereunder, any material confidential information obtained by him while in the employ of JSSB with respect to Penns Woods’, JSSB’s or any of their majority-owned subsidiaries’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or would be damaging to Penns Woods, JSSB or any such subsidiary; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent, or direction of Executive), or any information that must be disclosed as required by law.

10.                                 Nonsolicitation of Customers and Employees.  Executive hereby agrees that he shall not during any period that he is subject to the provisions of Section 8, directly or indirectly, (i) solicit any customer of Penns Woods, JSSB or any majority-owned subsidiary of either of them located in the Non-Competition Area for any banking or financial services business, or (ii) solicit or hire any persons who were at any time employees of Penns Woods, JSSB or any majority-owned subsidiary of either of them.  Executive also agrees that he shall not, for the period described in the preceding sentence, encourage or induce any of such customers or employees of Penns Woods, JSSB or any majority-owned subsidiary of either of them to terminate their business relationship with any of such entities.

11.                                 Remedies.  Executive acknowledges and agrees that the remedy at law of JSSB for a breach or threatened breach of any of the provisions of Section 8, 9 or 10 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Executive of any of the provisions of Section 8, 9 or 10, it is agreed that JSSB shall be entitled to, without posting any bond, and the Executive agrees not to oppose any request of JSSB for, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy which may then be available.  Nothing contained in this section shall be construed as prohibiting JSSB from pursuing any other remedies available to them, at law or in equity, for such breach or threatened breach.

12.                                 Arbitration.  JSSB and Executive recognize that, in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time.  Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in Williamsport, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”).  JSSB or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules.  JSSB and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool.  The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement.  The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.  Following written notice of a request for arbitration, JSSB and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or contemplated by Section 11.

13.                                 Legal Expenses.  If Executive obtains a judgment, award or settlement which enforces a material disputed right or benefit under this Agreement, JSSB shall pay to him, within ten days after demand therefor, all legal fees and expenses incurred by him in seeking to obtain or enforce such right or benefit.

14.                                 Notices.  Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence (as then reflected in the personnel records of JSSB), in the case of notices to Executive, and to the then principal offices of JSSB, in the case of notices to JSSB.

15.                                 Waiver.  No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and the President and Chief Executive Officer of JSSB.  No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.                                 Assignment.  This Agreement shall not be assignable by any party, except by JSSB to any affiliated company or to any successor in interest to its businesses.

17.                                 Entire Agreement; Effect on Prior Agreements.  This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement.

18.                                 Successors; Binding Agreement.

(a)                                  JSSB will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Penns Woods or JSSB to expressly assume and agree to perform this Agreement in the same manner and to the same extent that JSSB would be required to perform it if no such succession had taken place.  Failure by JSSB to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement and the provisions of Section 6 (relating to termination of employment following a Change in Control) shall apply as though a Notice of Termination was authorized and had been timely given.  As used in this Agreement, “Penns Woods”, and “JSSB” shall mean Penns Woods and JSSB, as defined previously, and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)                                 This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.  If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such person, to Executive’s estate.  The preceding sentence shall also apply to the last clause of Section 3(c).

19.                                 No Mitigation or Offset.  Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking employment or otherwise.  Further, there shall be no offset against any amount or benefit payable or provided hereunder following Executive’s termination of employment solely by reason of his employment with another employer.

20.                                 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

21.                                 Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

22.                                 Headings.  The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction, or limit the scope or intent, of any of the provisions of this Agreement.

23.                                 Number.  Words used herein in the singular form shall be construed as being used in the plural form, as the context requires, and vice versa.

24.                                 Regulatory Matters.  The obligations of JSSB under this Agreement shall in all events be subject to any required limitations or restrictions imposed by or pursuant to the Federal Deposit Insurance Act or the Pennsylvania Banking Code of 1965 as the same may be amended from time to time.

25.                                 Tax Withholding.  All payments made and benefits provided hereunder shall be subject to such federal, state and local tax withholding as may be required by law.

26.                                 Compliance with American Jobs Creation Act of 2004.  To the extent that any provision of this Agreement conflicts with the American Jobs Creation Act of 2004, the parties agree to modify this Agreement, in good faith and to the extent possible, to mitigate any adverse tax consequences that may otherwise result to Executive or JSSB.

IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed, as of the date first above written.

JERSEY SHORE STATE BANK

	By:	/s/ RonaldA. Walko
President & CEO

[SEAL]	Attest:	/s/ Hubert A. Valencik

(“JSSB”)
Witness:

/s/ Hubert A. Valencik		/s/ Thomas A. Donofrio	(SEAL)
Senior Vice President		THOMAS A. DONOFRIO
(“Executive”)